EXHIBIT 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

Core Molding Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01	Other	170,000(2)	$16.39(3)	$2,786,300(3)	$0.00014760	$411.26(3)
Total Offering Amounts							$411.26
Total Fee Offsets							-
Net Fee Due							$411.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Core Molding Technologies, Inc. (the “Company” or the “Registrant”), which may be offered and issued under the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, as amended (the “Incentive Plan”), as a result of any stock dividend, stock split, recapitalization or other similar transactions.
(2)	Consists of 170,000 shares of Common Stock reserved for issuance under the Incentive Plan. On May 16, 2024, the Company’s stockholders approved an amendment to the Incentive Plan at the 2024 Annual Meeting of Stockholders.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high ($18.44) and low ($18.10) sales prices per share of the Common Stock as reported on the NYSE American on August 1, 2024.